Equinix Reports First Quarter 2015 Results

- Reported revenues of $643.2 million, a 1% increase over the previous quarter and an 11% increase over the same quarter last year

- Raising 2015 annual revenues guidance to be greater than $2,635.0 million, adjusted EBITDA to be greater than $1,230.0 million and AFFO to be greater than $830.0 million

REDWOOD CITY, Calif., April 29, 2015 /PRNewswire/ -- Equinix, Inc. (Nasdaq: EQIX), a global interconnection and data center company, today reported quarterly results for the quarter ended March 31, 2015. The Company uses certain non-GAAP financial measures, which are described further below and reconciled to the most comparable GAAP financial measures after the presentation of our GAAP financial statements.

Revenues were $643.2 million for the first quarter, a 1% increase over the previous quarter and an 11% increase over the same quarter last year. Recurring revenues, consisting primarily of colocation, interconnection and managed services were $609.7 million for the first quarter, a 1% increase over the previous quarter and an 11% increase over the same quarter last year. Non-recurring revenues were $33.5 million in the quarter. MRR churn for the first quarter was 2.0%, unchanged from the previous quarter.

"Our year is off to a strong start with demand for our global interconnection platform driving strong performance in all three regions resulting in both quarterly revenues and adjusted EBITDA significantly above the top end of our guidance ranges," said Steve Smith, president and CEO of Equinix. "This is our first quarter both operating and reporting as a REIT and we believe the fundamentals of our business are attractive both to our traditional investor base and the REIT investor community, including our global portfolio of assets, the attractive asset growth and our long history of success with our new development."

Cost of revenues were $298.3 million for the first quarter, a 5% decrease from the previous quarter and a 4% increase from the same quarter last year. Cost of revenues, excluding depreciation, amortization, accretion and stock-based compensation of $106.2 million for the quarter, which we refer to as cash cost of revenues, were $192.1 million for the quarter, a 2% decrease from the previous quarter and a 4% increase over the same quarter last year. Gross margins for the quarter were 54%, up from 51% for the previous quarter and 50% for the same quarter last year. Cash gross margins, defined as gross profit before depreciation, amortization, accretion and stock-based compensation, divided by revenues, for the quarter were 70%, up from 69% for the previous quarter and 68% for the same quarter last year.

Selling, general and administrative expenses were $192.3 million for the first quarter, a 1% decrease over the previous quarter and a 13% increase over the same quarter last year. Selling, general and administrative expenses, excluding depreciation, amortization, accretion and stock-based compensation of $47.0 million for the quarter, which we refer to as cash selling, general and administrative expenses, were $145.3 million for the quarter, a 2% decrease from the previous quarter and a 7% increase over the same quarter last year.

Interest expense was $68.8 million for the first quarter, a 3% decrease from the previous quarter and largely unchanged from the same quarter last year.

The Company recorded income tax expense of $6.2 million for the first quarter compared to income tax expense of $303.3 million for the previous quarter and income tax expense of $13.6 million for the same quarter last year. The lower income tax expense for the first quarter is primarily due to the Company's real estate investment trust (REIT) conversion. As a REIT, the Company is entitled to a tax deduction for any dividend payments, resulting in a substantial reduction of its U.S. income tax expense. Going forward, substantially all of the Company's income tax expense will be incurred based on the earnings generated by its foreign subsidiaries and its U.S. taxable REIT subsidiaries. The higher income tax expense for the previous quarter was primarily due to the de-recognition of deferred tax assets and liabilities of the Company's U.S operations when it was determined that all significant actions to effect the REIT conversion had occurred.

Net income attributable to the Company was $76.5 million for the first quarter. This represents a basic net income per share attributable to the Company of $1.35 for the first quarter based on a weighted average share count of 56.7 million and a diluted net income per share attributable to the Company of $1.34 for the first quarter based on a weighted average share count of 57.2 million.

Income from operations was $151.4 million for the first quarter, an 18% increase from the previous quarter and a 25% increase over the same quarter last year. Adjusted EBITDA, as defined below, for the first quarter was $305.7 million, a 4% increase over the previous quarter and a 17% increase over the same quarter last year.

Adjusted funds from operations ("AFFO"), as defined below, were $221.8 million for the first quarter, a 14% increase from the previous quarter and a 28% increase over the same quarter last year. This represents a basic AFFO per share attributable to the Company of $3.91 for the first quarter and a diluted AFFO per share attributable to the Company of $3.77 for the first quarter.

Capital expenditures, defined as gross capital expenditures less the net change in accrued property, plant and equipment in the first quarter, were $150.1 million, as compared to capital expenditures of $238.5 million for the previous quarter and $105.9 million for the same quarter last year.

The Company generated cash from operating activities of $232.8 million for the first quarter, a 15% increase over the previous quarter and a 36% increase over the same quarter last year. Cash used in investing activities was $199.8 million in the first quarter as compared to cash used in investing activities of $619.9 million in the previous quarter, primarily attributed to the net purchases of investments in marketable securities and higher capital expenditures in the previous quarter. Cash used in financing activities was $98.8 million for the first quarter as compared to cash provided by financing activities of $679.9 million in the previous quarter, primarily due to the net impact of the issuance of the $1.25 billion senior notes and $500.0 million term loan offset by the redemption of the $750.0 million 7.00% senior notes and repayment of the $110.0 million term loan in the previous quarter.

As of March 31, 2015, the Company's cash, cash equivalents and investments were $1,069.7 million, as compared to $1,140.8 million as of December 31, 2014.

Business Outlook

For the second quarter of 2015, the Company expects revenues to be in the range of $654.0 to $658.0 million, which includes a $6.0 million negative foreign currency impact when compared to the average FX rates in Q1 2015, or a normalized and constant currency growth rate of 3% quarter over quarter. Cash gross margins are expected to approximate 68% to 69%. Cash selling, general and administrative expenses are expected to approximate $144.0 to $148.0 million. Adjusted EBITDA is expected to be between $304.0 and $308.0 million, which includes a $5.0 million negative foreign currency impact when compared to the average FX rates in Q1 2015. Capital expenditures are expected to range between $210.0 and $220.0 million, which includes approximately $30.0 million of recurring capital expenditures and $180.0 to $190.0 million of non-recurring capital expenditures.

For the full year of 2015, total revenues are expected to be greater than $2,635.0 million, which absorbs $25.0 million of negative foreign currency impact when compared to prior guidance rates, reflecting a normalized and constant currency growth rate of 13%. Total year cash gross margins are expected to approximate 69%. Cash selling, general and administrative expenses are expected to range between $580.0 and $600.0 million. Adjusted EBITDA for the year is expected to be greater than $1,230.0 million, which absorbs $7.0 million of negative foreign currency impact when compared to prior guidance rates or a normalized and constant currency growth rate of 15%. AFFO is expected to be greater than $830.0 million or a normalized and constant currency growth rate of 15%. Capital expenditures for 2015 are expected to range between $740.0 and $800.0 million, comprised of approximately $115.0 million of recurring capital expenditures and $625.0 to $685.0 million for non-recurring capital expenditures.

The U.S. dollar exchange rates used for 2015 guidance, taking into consideration the impact of our foreign currency hedges, have been updated to $1.18 to the Euro, $1.54 to the Pound, S$1.37 to the U.S. dollar and R$3.08 to the U.S. dollar. The 2015 global revenue breakdown by currency for the Euro, Pound, Singapore Dollar and Brazilian Real is 14%, 9%, 7% and 4%, respectively.

The guidance provided above is forward-looking. The adjusted EBITDA guidance is based on the revenue guidance, less our expectations of cash cost of revenues and cash operating expenses. The AFFO guidance is based on the adjusted EBITDA guidance, less our expectations of interest income and interest expense, an installation revenue adjustment, a straight-line rent expense adjustment, amortization of deferred financing costs, gains (losses) on debt extinguishment, the cash portion of income tax expense, recurring capital expenditures and adjustments for unconsolidated joint ventures' and non-controlling interests' share of these items.

Q1 Results Conference Call and Replay Information

The Company will discuss its quarterly results for the period ended March 31, 2015, along with its future outlook, on its quarterly conference call on Wednesday, April 29, 2015, at 5:30 p.m. ET (2:30 p.m. PT). A simultaneous live webcast of the call will be available on the Company's Investor Relations website at www.equinix.com/investors. To hear the conference call live, please dial 1-210-234-8004 (domestic and international) and reference the passcode EQIX.

A replay of the call will be available one hour after the call, through Friday, July 31, 2015, by dialing 1-402-998-1352 and referencing the passcode 2015. In addition, the webcast will be available at www.equinix.com/investors over the same time period. No password is required for the webcast.

Investor Presentation and Supplemental Financial Information

The Company has made available on its website a presentation designed to accompany the discussion of the Company's results and future outlook, along with certain supplemental financial information and other data. Interested parties may access this information through the Company's Investor Relations website at www.equinix.com/investors.

About Equinix

Equinix, Inc. (Nasdaq: EQIX) connects the world's leading businesses to their customers, employees and partners inside the most interconnected data centers. In 33 markets across five continents, Equinix is where companies come together to realize new opportunities and accelerate their business, IT and cloud strategies.

Non-GAAP Financial Measures

Equinix provides all information required in accordance with generally accepted accounting principles ("GAAP"), but it believes that evaluating its ongoing operating results may be difficult if limited to reviewing only GAAP financial measures. Accordingly, Equinix uses non-GAAP financial measures to evaluate its operations. Legislative and regulatory requirements encourage use of and emphasis on GAAP financial metrics and require companies to explain why non-GAAP financial metrics are relevant to management and investors.

In presenting non-GAAP financial measures, such as adjusted EBITDA, cash cost of revenues, cash gross margins, cash operating expenses (also known as cash selling, general and administrative expenses or cash SG&A), adjusted EBITDA margins, free cash flow and adjusted free cash flow, Equinix excludes certain items that it believes are not good indicators of the Company's current or future operating performance. These items are depreciation, amortization, accretion of asset retirement obligations and accrued restructuring charges, stock-based compensation, restructuring charges, impairment charges and acquisition costs. Equinix excludes these items in order for Equinix's lenders, investors, and industry analysts who review and report on the Company, to better evaluate the Company's operating performance and cash spending levels relative to its industry sector and competitors.

Equinix excludes depreciation expense as these charges primarily relate to the initial construction costs of our IBX centers and do not reflect our current or future cash spending levels to support our business. Our IBX centers are long-lived assets, and have an economic life greater than 10 years. The construction costs of our IBX centers do not recur and future capital expenditures remain minor relative to our initial investment. This is a trend we expect to continue. In addition, depreciation is also based on the estimated useful lives of our IBX centers. These estimates could vary from actual performance of the asset, are based on historic costs incurred to build out our IBX centers, and are not indicative of current or expected future capital expenditures. Therefore, Equinix excludes depreciation from its operating results when evaluating its operations.

In addition, in presenting the non-GAAP financial measures, Equinix also excludes amortization expense related to certain intangible assets, as it represents a cost that may not recur and is not a good indicator of the Company's current or future operating performance. Equinix excludes accretion expense, both as it relates to its asset retirement obligations as well as its accrued restructuring charges, as these expenses represent costs which Equinix believes are not meaningful in evaluating the Company's current operations. Equinix excludes stock-based compensation expense as it primarily represents expense attributed to equity awards that have no current or future cash obligations. As such, we, and many investors and analysts, exclude this stock-based compensation expense when assessing the cash generating performance of our operations. Equinix excludes restructuring charges from its non-GAAP financial measures. The restructuring charges relate to the Company's decision to exit leases for excess space adjacent to several of our IBX centers, which we did not intend to build out, or our decision to reverse such restructuring charges. Equinix also excludes impairment charges related to certain long-lived assets. The impairment charges are related to expense recognized whenever events or changes in circumstances indicate that the carrying amount of long-lived assets are not recoverable. Finally, Equinix excludes acquisition costs from its non-GAAP financial measures. The acquisition costs relate to costs the Company incurs in connection with business combinations. Management believes such items as restructuring charges, impairment charges and acquisition costs are non-core transactions; however, these types of costs will or may occur in future periods.

Equinix also presents funds from operations ("FFO") and adjusted funds from operations ("AFFO"), which are non-GAAP financial measures commonly used in the REIT industry. FFO is calculated in accordance with the definition established by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO represents net income (loss), excluding gains (losses) from the disposition of real estate assets, depreciation and amortization on real estate assets and adjustments for unconsolidated joint ventures' and non-controlling interests' share of these items. AFFO represents FFO, excluding depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, restructuring charges, impairment charges, acquisition costs, an installation revenue adjustment, a straight-line rent expense adjustment, amortization of deferred financing costs, gains (losses) on debt extinguishment, the non- cash portion of income tax expense, recurring capital expenditures and adjustments from FFO to AFFO for unconsolidated joint ventures' and non-controlling interests' share of these items. Equinix excludes depreciation expense, amortization expense, accretion, stock-based compensation, restructuring charges, impairment charges and acquisition charges for the same reasons that they are excluded from the other non-GAAP financial measures mentioned above.

Equinix includes an adjustment for revenue from installation fees, since installation fees are deferred and recognized ratably over the expected life of the installation, although the fees are generally paid in a lump sum upon installation. Equinix includes an adjustment for straight-line rent expense on its operating leases, since the total minimum lease payments are recognized ratably over the lease term, although the lease payments generally increase over the lease term. The adjustments for both installation revenue and straight-line rent expense are intended to isolate the cash activity included within the straight-lined or amortized results in the consolidated statement of operations. Equinix excludes the amortization of deferred financing costs as these expenses relate to the initial costs incurred in connection with our debt financings that have no current or future cash obligations. Equinix excludes gains (losses) on debt extinguishment since it represents a cost that may not recur and is not a good indicator of the Company's current or future operating performance. Equinix excludes the non-cash portion of income tax expense, as it represents a cost that has no current or future cash obligation. Equinix also excludes recurring capital expenditures, which represent expenditures to extend the useful life of its IBX centers or other assets that are required to support current revenues.

Our management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. However, we have presented such non-GAAP financial measures to provide investors with an additional tool to evaluate our operating results in a manner that focuses on what management believes to be our core, ongoing business operations. Management believes that the inclusion of these non-GAAP financial measures provides consistency and comparability with past reports and provides a better understanding of the overall performance of the business and its ability to perform in subsequent periods. Equinix believes that if it did not provide such non-GAAP financial information, investors would not have all the necessary data to analyze Equinix effectively.

Investors should note, however, that the non-GAAP financial measures used by Equinix may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. In addition, whenever Equinix uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure. Equinix intends to calculate the various non-GAAP financial measures in future periods consistent with how they were calculated for the periods presented within this press release.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of acquiring, operating and constructing IBX centers and developing, deploying and delivering Equinix services; unanticipated costs or difficulties relating to the integration of companies we have acquired or will acquire into Equinix; a failure to receive significant revenue from customers in recently built out or acquired data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; and other risks described from time to time in Equinix's filings with the Securities and Exchange Commission. In particular, see Equinix's recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

Equinix and IBX are registered trademarks of Equinix, Inc. International Business Exchange is a trademark of Equinix, Inc.

EQUINIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014

Recurring revenues	$ 609,657	$ 605,492	$ 549,703
Non-recurring revenues	33,517	32,629	30,350
Revenues	643,174	638,121	580,053

Cost of revenues	298,313	313,449	287,525
Gross profit	344,861	324,672	292,528

Operating expenses:
Sales and marketing	78,616	81,236	67,428
General and administrative	113,640	113,684	103,303
Acquisition costs	1,156	1,926	185
Total operating expenses	193,412	196,846	170,916

Income from operations	151,449	127,826	121,612

Interest and other income (expense):
Interest income	520	357	1,434
Interest expense	(68,791)	(71,103)	(68,820)
Loss on debt extinguishment	-	(105,807)	-
Other income (expense)	(514)	(3,051)	678
Total interest and other, net	(68,785)	(179,604)	(66,708)

Income (loss) before income taxes	82,664	(51,778)	54,904

Income tax expense	(6,212)	(303,325)	(13,567)

Net income (loss)	76,452	(355,103)	41,337

Net loss attributable to redeemable non-controlling interests	-	-	50

Net income (loss) attributable to Equinix	$ 76,452	$ (355,103)	$ 41,387

Net income (loss) per share attributable to Equinix:

Basic net income (loss) per share (1)	$ 1.35	$ (6.42)	$ 0.83

Diluted net income (loss) per share (1)	$ 1.34	$ (6.42)	$ 0.81

Shares used in computing basic net income (loss) per share	56,661	55,295	49,598

Shares used in computing diluted net income (loss) per share	57,227	55,295	53,386

(1)	The net income (loss) attributable to Equinix used in the computation of basic and diluted net income (loss) per share attributed to Equinix is presented below:

Net income (loss)	$ 76,452	$ (355,103)	$ 41,337
Net loss attributable to non-controlling interests	-	-	50
Net income (loss) attributable to Equinix, basic	76,452	(355,103)	41,387
Interest on convertible debt	-	-	1,984
Net income (loss) attributable to Equinix, diluted	$ 76,452	$ (355,103)	$ 43,371

EQUINIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands)
(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014

Net income (loss)	$ 76,452	$ (355,103)	$ 41,337

Other comprehensive income (loss), net of tax:
Foreign currency translation gain (loss)	(146,311)	(97,123)	14,970
Unrealized gain on available for sale securities	103	135	839
Unrealized gain on cash flow hedges	10,556	4,026	200
Change in defined benefit plans	59	(2,001)	-
Other comprehensive income (loss), net of tax:	(135,593)	(94,963)	16,009

Comprehensive income (loss), net of tax	(59,141)	(450,066)	57,346

Net loss attributable to redeemable non-controlling interests	-	-	50
Other comprehensive income attributable to redeemable non-controlling interests	-	-	(2,067)

Comprehensive income (loss) attributable to Equinix, net of tax	$ (59,141)	$ (450,066)	$ 55,329

EQUINIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

Assets	March 31,	December 31,
	2015	2014

Cash and cash equivalents	$ 536,709	$ 610,917
Short-term investments	522,343	529,395
Accounts receivable, net	277,900	262,570
Other current assets	102,592	88,061
Total current assets	1,439,544	1,490,943
Long-term investments	10,691	439
Property, plant and equipment, net	4,990,883	4,998,270
Goodwill	984,436	1,002,129
Intangible assets, net	136,010	147,527
Other assets	166,130	178,125
Total assets	$7,727,694	$ 7,817,433

Liabilities and Stockholders' Equity

Accounts payable and accrued expenses	$ 321,942	$ 285,796
Accrued property and equipment	123,659	114,469
Current portion of capital lease and other financing obligations	23,819	21,362
Current portion of mortgage and loans payable	54,939	59,466
Other current liabilities	141,996	162,664
Total current liabilities	666,355	643,757
Capital lease and other financing obligations, less current portion	1,177,638	1,168,042
Mortgage and loans payable, less current portion	512,446	534,686
Senior notes	2,750,000	2,750,000
Convertible debt	147,808	145,853
Other liabilities	311,718	304,964
Total liabilities	5,565,965	5,547,302

Common stock	57	57
Additional paid-in capital	3,383,079	3,334,305
Treasury stock	(10,687)	(11,411)
Accumulated dividends	(523,146)	(424,387)
Accumulated other comprehensive loss	(468,036)	(332,443)
Accumulated deficit	(219,538)	(295,990)
Total stockholders' equity	2,161,729	2,270,131
Total liabilities and stockholders' equity	$7,727,694	$ 7,817,433

Ending headcount by geographic region is as follows:

Americas headcount	2,209	2,122
EMEA headcount	1,053	1,023
Asia-Pacific headcount	783	721
Total headcount	4,045	3,866

EQUINIX, INC.
SUMMARY OF DEBT PRINCIPAL OUTSTANDING
(in thousands)
(unaudited)

	March 31,	December 31,
	2015	2014

Capital lease and other financing obligations	$ 1,201,457	$ 1,189,404

Term loan, net of debt discount	488,513	498,400
ALOG financings	46,109	56,863
Mortgage payable and other loans payable	32,764	38,889
Less: debt discount and premium, net	(524)	(681)
Total mortgage and loans payable principal	566,862	593,471

Senior notes	2,750,000	2,750,000

Convertible debt, net of debt discount	147,808	145,853
Plus: debt discount	10,077	12,032
Total convertible debt principal	157,885	157,885

Total debt principal outstanding	$ 4,676,204	$ 4,690,760

EQUINIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014

Cash flows from operating activities:
Net income (loss)	$ 76,452	$ (355,103)	$ 41,337
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation, amortization and accretion	122,530	133,096	113,610
Stock-based compensation	30,613	31,517	24,981
Debt issuance costs and debt discount	3,774	3,827	6,409
Loss on debt extinguishment	-	105,807	-
Excess tax benefits from employee equity awards	(708)	(2,125)	(10,018)
Other reconciling items	4,870	5,863	5,292
Changes in operating assets and liabilities:
Accounts receivable	(30,791)	2,428	(28,995)
Income taxes, net	(12,555)	295,947	(15,749)
Accounts payable and accrued expenses	29,693	(16,429)	8,830
Other assets and liabilities	8,933	(2,531)	26,021
Net cash provided by operating activities	232,811	202,297	171,718
Cash flows from investing activities:
Purchases, sales and maturities of investments, net	(4,706)	(381,629)	221,654
Business acquisitions, net of cash acquired	(10,247)	-	-
Purchases of real estate	(38,282)	-	(16,791)
Purchases of other property, plant and equipment	(150,120)	(238,477)	(105,907)
Other investing activities	3,521	195	(71)
Net cash provided by (used in) investing activities	(199,834)	(619,911)	98,885
Cash flows from financing activities:
Purchases of treasury stock	-	-	(47,120)
Proceeds from employee equity awards	16,384	1,137	14,387
Payment of dividend distributions	(96,619)	(83,266)	-
Proceeds from loans payable	-	500,000	-
Proceeds from senior notes	-	1,250,000	-
Repayment of capital lease and other financing obligations	(5,296)	(4,890)	(4,250)
Repayment of mortgage and loans payable	(13,361)	(115,963)	(10,317)
Repayment of senior notes	-	(750,000)	-
Repayment of convertible debt	-	(34)	-
Debt extinguishment costs	-	(93,965)	-
Debt issuance costs	(610)	(25,294)	-
Excess tax benefits from employee equity awards	708	2,125	10,018
Net cash provided by (used in) financing activities	(98,794)	679,850	(37,282)
Effect of foreign currency exchange rates on cash and cash equivalents	(8,391)	(5,500)	(41)
Net increase (decrease) in cash and cash equivalents	(74,208)	256,736	233,280
Cash and cash equivalents at beginning of period	610,917	354,181	261,894
Cash and cash equivalents at end of period	$536,709	$ 610,917	$495,174

Supplemental cash flow information:
Cash paid for taxes	$ 14,538	$ 6,407	$ 29,913
Cash paid for interest	$ 23,976	$ 94,283	$ 42,385

Free cash flow (1)	$ 37,683	$ (35,985)	$ 48,949

Adjusted free cash flow (2)	$ 87,666	$ (29,881)	$103,375

(1)

We define free cash flow as net cash provided by operating activities plus net cash provided by (used in) investing activities (excluding the net purchases, sales and maturities of investments) as presented below:

Net cash provided by operating activities as presented above	$232,811	$ 202,297	$171,718
Net cash provided by (used in) investing activities as presented above	(199,834)	(619,911)	98,885
Purchases, sales and maturities of investments, net	4,706	381,629	(221,654)
Free cash flow (negative free cash flow)	$ 37,683	$ (35,985)	$ 48,949

(2)

We define adjusted free cash flow as free cash flow (as defined above) excluding any purchases of real estate, acquisitions, any excess tax benefits from employee equity awards, cash paid for taxes associated with reclassifying our assets for tax purposes triggered by our conversion into a real estate investment trust ("REIT") and costs related to the REIT conversion, as presented below:

Free cash flow (as defined above)	$ 37,683	$ (35,985)	$ 48,949
Less business acquisitions, net of cash	10,247	-	-
Less purchases of real estate	38,282	-	16,791
Less excess tax benefits from employee equity awards	708	2,125	10,018
Less cash paid for taxes resulting from the REIT conversion	-	189	17,827
Less costs related to the REIT conversion	746	3,790	9,790
Adjusted free cash flow	$ 87,666	$ (29,881)	$103,375

We categorize our cash paid for taxes into cash paid for taxes resulting from the REIT conversion (as defined above) and other cash taxes paid.

Cash paid for taxes resulting from the REIT conversion	$ -	$ 189	$ 17,827
Other cash taxes paid	14,538	6,218	12,086
Total cash paid for taxes	$ 14,538	$ 6,407	$ 29,913

EQUINIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - NON-GAAP PRESENTATION
(in thousands)
(unaudited)

		Three Months Ended
		March 31,	December 31,	March 31,
		2015	2014	2014

Recurring revenues		$609,657	$ 605,492	$549,703
Non-recurring revenues		33,517	32,629	30,350
	Revenues (1)	643,174	638,121	580,053

Cash cost of revenues (2)		192,130	195,945	184,248
	Cash gross profit (3)	451,044	442,176	395,805

Cash operating expenses (4):
	Cash sales and marketing expenses (5)	63,820	67,036	55,799
	Cash general and administrative expenses (6)	81,476	80,775	79,618
	Total cash operating expenses (7)	145,296	147,811	135,417

Adjusted EBITDA (8)		$305,748	$ 294,365	$260,388

Cash gross margins (9)		70%	69%	68%

Adjusted EBITDA margins (10)		48%	46%	45%

Adjusted EBITDA flow-through rate (11)		225%	59%	(20%)

FFO (12)		$179,190	$ (241,338)	$138,732

AFFO (13)		$221,756	$ 194,506	$172,744

Basic FFO per share (14)		$ 3.16	$ (4.36)	$ 2.80

Diluted FFO per share (14)		$ 3.09	$ (4.36)	$ 2.52

Basic AFFO per share (15)		$ 3.91	$ 3.52	$ 3.48

Diluted AFFO per share (15)		$ 3.77	$ 3.39	$ 3.03

(1)	The geographic split of our revenues on a services basis is presented below:

	Americas Revenues:

	Colocation	$257,932	$ 254,037	$236,614
	Interconnection	75,086	71,992	64,302
	Managed infrastructure	13,295	13,860	13,112
	Rental	741	814	952
	Recurring revenues	347,054	340,703	314,980
	Non-recurring revenues	16,915	15,699	15,053
	Revenues	363,969	356,402	330,033

	EMEA Revenues:

	Colocation	132,735	134,816	122,176
	Interconnection	13,048	13,484	11,366
	Managed infrastructure	5,783	5,487	6,865
	Rental	1,858	1,613	1,718
	Recurring revenues	153,424	155,400	142,125
	Non-recurring revenues	11,199	11,693	9,305
	Revenues	164,623	167,093	151,430

	Asia-Pacific Revenues:

	Colocation	90,878	91,211	75,833
	Interconnection	13,524	13,231	11,358
	Managed infrastructure	4,777	4,947	5,407
	Recurring revenues	109,179	109,389	92,598
	Non-recurring revenues	5,403	5,237	5,992
	Revenues	114,582	114,626	98,590

	Worldwide Revenues:

	Colocation	481,545	480,064	434,623
	Interconnection	101,658	98,707	87,026
	Managed infrastructure	23,855	24,294	25,384
	Rental	2,599	2,427	2,670
	Recurring revenues	609,657	605,492	549,703
	Non-recurring revenues	33,517	32,629	30,350
	Revenues	$643,174	$ 638,121	$580,053

(2)	We define cash cost of revenues as cost of revenues less depreciation, amortization, accretion and stock-based compensation as presented below:

	Cost of revenues	$298,313	$ 313,449	$287,525
	Depreciation, amortization and accretion expense	(103,877)	(115,236)	(101,407)
	Stock-based compensation expense	(2,306)	(2,268)	(1,870)
	Cash cost of revenues	$192,130	$ 195,945	$184,248

	The geographic split of our cash cost of revenues is presented below:

	Americas cash cost of revenues	$ 95,162	$ 97,396	$ 91,037
	EMEA cash cost of revenues	58,494	59,987	58,116
	Asia-Pacific cash cost of revenues	38,474	38,562	35,095
	Cash cost of revenues	$192,130	$ 195,945	$184,248

(3)	We define cash gross profit as revenues less cash cost of revenues (as defined above).

(4)

We define cash operating expenses as operating expenses less depreciation, amortization, stock-based compensation and acquisition costs. We also refer to cash operating expenses as cash selling, general and administrative expenses or "cash SG&A".

(5)	We define cash sales and marketing expenses as sales and marketing expenses less depreciation, amortization and stock-based compensation as presented below:

	Sales and marketing expenses	$ 78,616	$ 81,236	$ 67,428
	Depreciation and amortization expense	(6,085)	(6,315)	(4,629)
	Stock-based compensation expense	(8,711)	(7,885)	(7,000)
	Cash sales and marketing expenses	$ 63,820	$ 67,036	$ 55,799

(6)	We define cash general and administrative expenses as general and administrative expenses less depreciation, amortization and stock-based compensation as presented below:

	General and administrative expenses	$113,640	$ 113,684	$103,303
	Depreciation and amortization expense	(12,568)	(11,545)	(7,574)
	Stock-based compensation expense	(19,596)	(21,364)	(16,111)
	Cash general and administrative expenses	$ 81,476	$ 80,775	$ 79,618

(7)	Our cash operating expenses, or cash SG&A, as defined above, is presented below:

	Cash sales and marketing expenses	$ 63,820	$ 67,036	$ 55,799
	Cash general and administrative expenses	81,476	80,775	79,618
	Cash SG&A	$145,296	$ 147,811	$135,417

	The geographic split of our cash operating expenses, or cash SG&A, is presented below:

	Americas cash SG&A	$ 96,073	$ 91,762	$ 89,433
	EMEA cash SG&A	30,098	36,226	30,109
	Asia-Pacific cash SG&A	19,125	19,823	15,875
	Cash SG&A	$145,296	$ 147,811	$135,417

(8)	We define adjusted EBITDA as income from operations plus depreciation, amortization, accretion, stock-based compensation expense and acquisition costs as presented below:

	Income from operations	$151,449	$ 127,826	$121,612
	Depreciation, amortization and accretion expense	122,530	133,096	113,610
	Stock-based compensation expense	30,613	31,517	24,981
	Acquisition costs	1,156	1,926	185
	Adjusted EBITDA	$305,748	$ 294,365	$260,388

	The geographic split of our adjusted EBITDA is presented below:

	Americas income from operations	$ 81,466	$ 70,131	$ 71,735
	Americas depreciation, amortization and accretion expense	66,811	72,408	58,933
	Americas stock-based compensation expense	23,491	24,351	18,793
	Americas acquisition costs	966	354	102
	Americas adjusted EBITDA	172,734	167,244	149,563

	EMEA income from operations	45,541	35,867	29,903
	EMEA depreciation, amortization and accretion expense	26,693	29,770	29,902
	EMEA stock-based compensation expense	3,607	3,671	3,317
	EMEA acquisition costs	190	1,572	83
	EMEA adjusted EBITDA	76,031	70,880	63,205

	Asia-Pacific income from operations	24,442	21,828	19,974
	Asia-Pacific depreciation, amortization and accretion expense	29,026	30,918	24,775
	Asia-Pacific stock-based compensation expense	3,515	3,495	2,871
	Asia-Pacific adjusted EBITDA	56,983	56,241	47,620

	Adjusted EBITDA	$305,748	$ 294,365	$260,388

(9)	We define cash gross margins as cash gross profit divided by revenues.

	Our cash gross margins by geographic region is presented below:

	Americas cash gross margins	74%	73%	72%

	EMEA cash gross margins	64%	64%	62%

	Asia-Pacific cash gross margins	66%	66%	64%

(10)	We define adjusted EBITDA margins as adjusted EBITDA divided by revenues.

	Americas adjusted EBITDA margins	47%	47%	45%

	EMEA adjusted EBITDA margins	46%	42%	42%

	Asia-Pacific adjusted EBITDA margins	50%	49%	48%

(11)	We define adjusted EBITDA flow-through rate as incremental adjusted EBITDA growth divided by incremental
	revenue growth as follows:

	Adjusted EBITDA - current period	$305,748	$ 294,365	$260,388
	Less adjusted EBITDA - prior period	(294,365)	(283,861)	(263,530)
	Adjusted EBITDA growth	$ 11,383	$ 10,504	$ (3,142)

	Revenues - current period	$643,174	$ 638,121	$580,053
	Less revenues - prior period	(638,121)	(620,441)	(564,677)
	Revenue growth	$ 5,053	$ 17,680	$ 15,376

	Adjusted EBITDA flow-through rate	225%	59%	(20%)

(12)

FFO is defined as net income (loss), excluding gains (losses) from the disposition of real estate assets, depreciation and amortization on real estate assets and adjustments for unconsolidated joint ventures' and non-controlling interests' share of these items.

	Net income (loss)	$ 76,452	$ (355,103)	$ 41,337
	Net loss attributable to redeemable non-controlling interests	-	-	50
	Net income (loss) attributable to Equinix	76,452	(355,103)	41,387
	Adjustments:
	Real estate depreciation and amortization	102,648	113,683	99,451
	Gain/loss on disposition of real estate property	62	54	33
	Adjustments for FFO from unconsolidated joint ventures	28	28	28
	Non-controlling interests' share of above adjustments	-	-	(2,167)
	FFO	$179,190	$ (241,338)	$138,732

(13)

AFFO is defined as FFO, excluding depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, restructuring charges, impairment charges, acquisition costs, an installation revenue adjustment, a straight-line rent expense adjustment, amortization of deferred financing costs, gains (losses) on debt extinguishment, the non-cash portion of income tax expense, recurring capital expenditures and adjustments from FFO to AFFO for unconsolidated joint ventures' and non-controlling interests' share of these items.

	FFO	$179,190	$ (241,338)	$138,732
	Adjustments:
	Installation revenue adjustment	8,654	7,224	7,173
	Straight-line rent expense adjustment	3,201	3,335	3,029
	Amortization of deferred financing costs	3,858	3,944	6,499
	Stock-based compensation expense	30,613	31,517	24,981
	Non-real estate depreciation expense	12,693	11,478	7,572
	Amortization expense	6,295	6,803	6,970
	Accretion expense	894	1,132	(383)
	Recurring capital expenditures	(22,373)	(33,124)	(26,449)
	Loss on debt extinguishment	-	105,807	-
	Acquisition costs	1,156	1,926	185
	Non-cash portion of income tax expense	(2,408)	295,820	4,955
	Adjustments for AFFO from unconsolidated joint ventures	(17)	(18)	(21)
	Non-controlling interests share of above adjustments	-	-	(499)
	AFFO	$221,756	$ 194,506	$172,744

(14)	The FFO used in the computation of basic and diluted FFO per share attributable to Equinix is presented below:

	FFO, basic	$179,190	$ (241,338)	$138,732
	Interest on convertible debt	3,362	-	7,112
	FFO, diluted	$182,552	$ (241,338)	$145,844

	The shares used in the computation of basic and diluted FFO per share attributable to Equinix is presented below:

	Shares used in computing basic net income (loss) per share and FFO per share	56,661	55,295	49,598
	Effect of dilutive securities:
	Convertible debt	1,942	-	7,803
	Employee equity awards	566	-	417
	Shares used in computing diluted FFO per share	59,169	55,295	57,818

(15)	The AFFO used in the computation of basic and diluted AFFO per share attributable to Equinix is presented below:

	AFFO, basic	$221,756	$ 194,506	$172,744
	Interest on convertible debt	1,554	2,372	2,628
	AFFO, diluted	$223,310	$ 196,878	$175,372

	The shares used in the computation of basic and diluted AFFO per share attributable to Equinix is presented below:

	Shares used in computing basic net income (loss) per share and AFFO per share	56,661	55,295	49,598
	Effect of dilutive securities:
	Convertible debt	1,942	2,199	7,803
	Employee equity awards	566	510	417
	Shares used in computing diluted AFFO per share	59,169	58,004	57,818

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CONTACT: Equinix Investor Relations Contacts: Katrina Rymill, Equinix, Inc., (650) 598-6583, krymill@equinix.com; Paul Thomas, Equinix, Inc., (650) 598-6442, pthomas@equinix.com; Equinix Media Contacts: Ian Bain, Equinix, Inc., (650) 598-6447, ibain@equinix.com; Liam Rose, Equinix, Inc., (650) 598-6590, lrose@equinix.com